UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TECH DATA CORPORATION

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techdata.com

April 25, 2019

Dear Fellow Shareholders:

I am pleased to report that our worldwide teams delivered a strong finish to a record fiscal year for Tech Data. Worldwide sales grew 11 percent to more than $37 billion, and operating income, earnings per share, and return on invested capital showed strong year-over-year improvement. During fiscal year 2019 we also completed our major integration efforts and attained the synergies we committed to when we announced the acquisition of Technology Solutions two and half years ago. We achieved all of these results while managing capital usage and cash to enhance shareholder value.

Our fiscal 19 results demonstrate that the new Tech Data’s differentiated end-to-end portfolio, skills and capabilities are strengthening and expanding our position as a trusted partner to the world’s leading technology vendors while serving our customers better than any other company in our space.

The new Tech Data’s unique value comes from our position at the center of the IT ecosystem, aggregating solutions from products developed by manufacturers and providing them to a wide variety of customers who sell technology to end users. From the vendor point of view, we serve as an efficient, variable-cost route to get their products to market. Our customers come to Tech Data as a knowledgeable, trusted source for a broad array of products, services and complete technology solutions they can provide to their end customers.

In addition to strong financial performance, fiscal year 2019 was a year of strategic progress as we further defined and executed our move to higher value through our strategy of: Investing in next-
generation technologies; strengthening our
end-to-end portfolio; transforming Tech Data digitally; and optimizing our global footprint. And because our people serve as the foundation of our strategy, we are investing in our colleagues at higher levels than ever before. All of this translates to delivering great solutions offerings to our	Our Strategy: Moving to Higher Value • Investing in next-generation technologies • Strengthening our end-to-end portfolio • Transforming Tech Data digitally • Optimizing our global footprint channel partners; providing our colleagues with enriching opportunities; and creating value for our shareholders through an enhanced financial profile with emphasis on cash flow and return on invested capital.

Looking ahead, the IT demand environment is expected to continue to be healthy, and our goal is to grow organically at the pace of the overall IT market for the current fiscal year. We expect this growth to be offset, in part, by targeted portfolio optimization actions that are designed to free up related working capital and enable us to invest in our move to higher value. As we execute our portfolio optimization strategy throughout fiscal 2020, we expect revenue growth to moderate, but our mix of higher-value business to improve, setting us up to drive better returns for our shareholders. We’ll continue to maintain a disciplined approach in how we allocate our capital by investing in organic growth, accelerating our strategies through targeted acquisitions and returning cash to shareholders through repurchases.

techdata.com

We are confident in our strategy and in our team’s ability to execute and capture the many market opportunities in our three regions. Thank you for your continued support and confidence in Tech Data. We have a clear roadmap for success and the best team in the industry to get us there. I hope you share my excitement as we look forward to the many opportunities ahead of us.

Sincerely,

Rich Hume

Chief Executive Officer

Forward-Looking Statements

Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including statements regarding Tech Data’s plans, objectives, expectations and intentions, Tech Data’s financial results and estimates and/or business prospects, involve a number of risks and uncertainties, and actual results could differ materially from those projected. These forward looking statements are based on current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Tech Data operates, and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward looking statements. In addition, any statements that refer to projections of Tech Data’s future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward looking statements. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward looking statements.

For additional information with respect to risks and other factors which could occur, see Tech Data’s Annual Report on Form 10-K for the year ended January 31, 2019, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the Securities and Exchange Commission (the “SEC”) that are available at the SEC’s website at www.sec.gov and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Many of these factors are beyond Tech Data’s control. Unless otherwise required by applicable securities laws, Tech Data disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Tech Data undertakes no duty to update any forward looking statements contained herein to reflect actual results or changes in Tech Data’s expectations.